EX. 99.28(h)(5)(iii)

Amendment to

Amended and Restated Expense Limitation Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust (the “Trust”) on behalf of the investment series set forth on Schedule A (the “Fund”) and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into an Amended and Restated Expense Limitation Agreement dated November 1, 2011, as amended (the “Agreement”), whereby the Adviser agreed to reduce certain fees payable to it and/or reimburse certain expenses of the Fund and the Fund agreed to reimburse the Adviser for certain fees, as outlined under the terms of the Agreement, as it may be amended and approved by the Board of Trustees of the Trust from time to time.

Whereas, the Parties agreed to amend paragraph 3 of the Agreement.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust and the Adviser agree as follows:

1)	Delete paragraph 3 in its entirety and replace it with the following:

3.          This Agreement shall have an initial term expiring one year from the date of this Agreement for the Fund (the “Initial Term”). The Adviser may extend this Agreement for the Fund before the expiration of the Initial Term, which extension shall automatically be effective for a term ending April 30th of the following year (a “Subsequent Term”), and, thereafter, this Agreement shall automatically renew upon the end of the then-current term and each Subsequent Term will continue for a new one-year term with respect to the Fund unless the Board of Trustees approves the elimination of this Agreement.

2)	This Amendment may be executed in two or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 30, 2018.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO